EXHIBIT 99.1

Edesa Biotech Reports Fiscal 3rd Quarter 2025 Results

TORONTO, Aug. 08, 2025 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three and nine months ended June 30, 2025 and provided an update on its business.

During the quarter, the company advanced manufacturing-related activities to support U.S. regulatory approval of a Phase 2 study of Edesa’s drug candidate EB06 (an anti-CXCL10 monoclonal antibody) in patients with moderate-to-severe nonsegmental vitiligo. Edesa anticipates drug manufacturing data for EB06 to be submitted to the U.S. Food and Drug Administration (FDA) for its investigational new drug (IND) application by the end of calendar 2025 based on the current availability of manufacturing slots at third party service providers.

“Our manufacturing plans are moving forward, and we’re energized by the opportunity to bring an innovative immunotherapy like EB06 into an area of high unmet need,” said Par Nijhawan, MD, Chief Executive Officer of Edesa Biotech. “We believe that the favorable safety profile of EB06, and its ability to target the immune system mechanisms impacting both lesional and non-lesional skin, has the potential to make it a preferable option for vitiligo patients – especially for those with lesions on more than 10% of their body surface area or those patients concerned about the safety risks of other treatments.”

Edesa's Chief Financial Officer Peter Weiler reported that financial results for the quarter and fiscal year-to-date were in line with management expectations and continued to reflect the refocusing of company resources to its vitiligo development program. He noted that increased expenditures for Edesa’s EB06 program were offset by decreased expenses for its EB05 drug candidate as the company benefits from the fully funded U.S. government “Just Breathe” study of EB05 and other host-directed therapeutics in a general ARDS patient population. During the quarter, the government announced that the first randomizations for the platform study were completed.

“We are channeling our operational efforts into regulatory preparation and drug manufacturing of our EB06 candidate with the goal of being in a position to move rapidly into clinical testing,” Mr. Weiler said.

Financial Results for the Three Months Ended June 30, 2025

Total operating expenses for each of the three months ended June 30, 2025 and June 30, 2024 were $1.9 million:

  Research and development expenses were $0.9 million for each of the three months ended June 30, 2025 and June 30, 2024, as an increase in EB06-related expenses for Edesa’s planned Phase 2 vitiligo study was offset by a decrease in external research expenses related to the company’s investigational respiratory drug, EB05 (paridiprubart).
  General and administrative expenses were $1.0 million for each of the three months ended June 30, 2025 and June 30, 2024, as a decrease in salaries and related costs was offset by an increase in noncash share-based compensation and professional service fees.

Total other income decreased by $110,000 to $154,000 for the three months ended June 30, 2025 compared to $264,000 for the same period last year. This decrease was primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Innovation Fund as well as a decrease in interest income.

For the quarter ended June 30, 2025, Edesa reported a net loss of $1.7 million, or $0.25 per common share, compared to a net loss of $1.7 million, or $0.52 per common share, for the quarter ended June 30, 2024.

Financial Results for the Nine Months Ended June 30, 2025

Total operating expenses decreased by $0.6 million to $5.4 million for the nine months ended June 30, 2025 compared to $6.0 million for the nine months ended June 30, 2024:

  Research and development expenses decreased by $0.4 million to $2.4 million for the nine months ended June 30, 2025 compared to $2.8 million for the same period last year primarily due to a decrease in external research expenses related to EB05 (paridiprubart), which was partially offset by an increase in EB06-related expenses associated with preparations for the planned Phase 2 vitiligo study.
  General and administrative expenses decreased by $0.2 million to $3.0 million for the nine months ended June 30, 2025 compared to $3.2 million for the same period last year primarily due to a decrease in professional service fees and noncash share-based compensation.

Total other income decreased by $0.3 million to $0.5 million for the nine months ended June 30, 2025 compared to $0.8 million for the same period last year, primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Innovation Fund as well as a decrease in interest income.

For the nine months ended June 30, 2025, Edesa reported a net loss of $5.0 million, or $0.95 per common share, compared to a net loss of $5.2 million, or $1.64 per common share, for the nine months ended June 30, 2024.

Working Capital

At June 30, 2025, Edesa had cash and cash equivalents of $12.4 million and working capital of $12.1 million.

Calendar

Edesa management is scheduled to participate in the Canaccord Genuity 45th Annual Growth Conference being held August 12-13, 2025 in Boston, Mass, and the H.C. Wainwright 27th Annual Global Investment Conference being held September 8-10, 2025 in New York, NY. Attendees interested in meeting with management can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is EB05 (paridiprubart), which is being evaluated in a U.S. government-funded platform study as a treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The EB05 program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. Edesa is also pursuing additional uses for paridiprubart in chronic diseases, such as pulmonary fibrosis. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s belief that EB06 is an innovative immunotherapy and could provide benefits to an area of high unmet need; the company’s belief that EB06 has a favorable safety profile; the company’s belief that EB06 targets the immune mechanisms impacting both lesional and non-lesional skin, and this feature could make it a preferable option for vitiligo patients – especially for those with lesions on more than 10% of their body surface area or those concerned about the risks of other treatments; the company’s plans to channel its operational efforts into regulatory preparation and drug manufacturing of EB06 candidate with the goal of being in a position to move rapidly into clinical testing; the company’s plans to submit EB06 drug manufacturing data to the FDA IND application by the end of calendar 2025; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Expenses:
Research and development	939,067	897,305	$2,443,191	$2,778,100
General and administrative	964,676	1,035,140	2,998,127	3,232,248

Loss from operations	(1,903,743)	(1,932,445)	(5,441,318)	(6,010,348)

Other Income (Loss):
Reimbursement grant income	183,281	236,226	536,744	661,062
Other income (loss)	(29,002)	28,007	(51,791)	142,092

Income tax expense	-	-	800	800

Net loss	(1,749,464)	(1,668,212)	(4,957,165)	(5,207,994)

Exchange differences on translation	164,611	1,612	119,536	(10,143)

Net comprehensive loss	$(1,584,853)	$(1,666,600)	$(4,837,629)	$(5,218,137)

Weighted average number of common shares	7,022,678	3,221,806	5,217,343	3,180,647

Loss per common share - basic and diluted	$(0.25)	$(0.52)	$(0.95)	$(1.64)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	June 30, 2025	September 30, 2024

Assets:
Cash and cash equivalents	$12,361,690	$1,037,320
Other current assets	399,402	638,302
Non-current assets	2,043,708	2,138,360

Total Assets	$14,804,800	$3,813,982

Liabilities and shareholders' equity:
Current liabilities	$672,674	$1,832,827
Non-current liabilities	-	-
Shareholders' equity	14,132,126	1,981,155

Total liabilities and shareholders' equity	$14,804,800	$3,813,982

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	June 30, 2025	June 30, 2024

Cash flows from operating activities:
Net loss	$(4,957,165)	$(5,207,994)
Adjustments for non-cash items	418,622	570,636
Change in working capital items	(1,062,725)	714,192

Net cash used in operating activities	(5,601,268)	(3,923,166)

Net cash provided by financing activities	16,844,415	623,466

Effect of exchange rate changes on cash and cash equivalents	81,223	(20,813)

Net change in cash and cash equivalents	11,324,370	(3,320,513)
Cash and cash equivalents, beginning of period	1,037,320	5,361,397

Cash and cash equivalents, end of period	$12,361,690	$2,040,884